Exhibit 12.1
Statement Regarding Computation of Ratio of Earnings to Fixed Charges

	09/30/08	09/30/07	06/30/08	06/30/07	2007	2006	2005	2004	2003
Income for continuing operations before income taxes	6,702	8,411	6,516	5,125	8,193	19,589	20,044	13,818	7,819
Fixed charges	36,642	34,291	25,696	23,447	50,397	36,050	20,968	12,027	7,078
Total	43,344	42,702	32,212	28,572	58,590	55,639	41,012	25,845	14,897

Fixed charges
Interest expense	36,491	34,201	25,593	23,390	50,245	35,923	20,861	11,928	7,013
rent expense/3	151	90	103	57	152	127	107	99	65
	36,642	34,291	25,696	23,447	50,397	36,050	20,968	12,027	7,078
Ratio of Earnings ot /Fixed Charges	1.18	1.25	1.25	1.22	1.16	1.54	1.96	2.15	2.10
Ratio w/o deposits interest exp

Income for continuing operations before income taxes	6,702	8,411	6,516	5,125	8,193	19,589	20,044	13,818	7,819
fixed charges	5,488	4,119	3,706	2,872	6,426	5,963	3,967	2,040	482
	12,190	12,530	10,222	7,997	14,619	25,552	24,011	15,858	8,301

Interest Expense	36,491	34,201	25,593	23,390	50,245	35,923	20,861	11,928	7,013
interest expense on deposits	-31,154	-30,172	-21,990	-20,575	-43,971	-30,087	-17,001	-9,987	-6,596
interest expense w/o deposits	5,337	4,029	3,603	2,815	6,274	5,836	3,860	1,941	417
rent expense/3	151	90	103	57	152	127	107	99	65
fixed charges	5,488	4,119	3,706	2,872	6,426	5,963	3,967	2,040	482

Ratio w/o deposits interest exp	2.22	3.04	2.76	2.78	2.27	4.29	6.05	7.77	17.22

g/l 500702	09/30/08	09/30/07	06/30/08	06/30/07	2007	2006	2005	2004	2003
g/l 500702 branch 999	451,699	453,552	310,342	291,141
g/l 500702 branch 970 (PBTC)		183,117		121,639
	451,699	270,435	310,342	169,502
	150,566	90,145	103,447	56,501

Interest expense indebtedness	5,273	3,965	3,563	2,770	6,192	5,412	3,399	1,630	356
interest expense on deposits	31,154	30,172	21,990	20,575	43,971	30,087	17,001	9,987	6,596
interest expense on short term borrowings	64	64	40	45	82	424	461	311	61
total interest expense	36,491	34,201	25,593	23,390	50,245	35,923	20,861	11,928	7,013
total interest expense w/o deposits	5,337	4,029	3,603	2,815	6,274	5,836	3,860	1,941	417